Exhibit 99.1

TARRANT APPAREL GROUP RECEIVES NASDAQ STAFF
DETERMINATION LETTER REGARDING FAILURE TO
MAINTAIN MINIMUM BID PRICE REQUIREMENT

Company Appeals To Listing Qualifications Panel

        Los Angeles, Calif. – October 3, 2008 – Tarrant Apparel Group (NASDAQ: TAGS), a design and sourcing company for private label and private brand casual apparel, today announced that the Company received a Nasdaq Staff Determination Letter on October 2, 2008 indicating that the Company fails to comply with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rules 4310(c)(4), and that its securities are therefore subject to delisting from The Nasdaq Global Market. On October 3, 2008, the Company requested a written hearing before a Nasdaq Listing Qualifications Panel to review the Staff’s determination. Pending a decision by the Nasdaq Listing Qualifications Panel, the Company’s shares will remain listed on the Nasdaq Global Market.

        On September 4, 2008, in anticipation of receiving the Nasdaq Staff Determination Letter, the Company convened a special meeting of shareholders, at which the Company’s shareholders approved an amendment to the Company’s articles of incorporation to effect a reverse stock split of its common stock at a ratio within a range of 1-for-1.5 to 1-for-4.

        “We fully expected to receive the delisting notice from Nasdaq, as the trading price of our Common Stock remains below the required $1.00 per share minimum,” stated Patrick Chow, Chief Financial Officer of Tarrant Apparel Group. “In anticipation of this possibility, in early September our shareholders approved a reverse stock split, providing our Board of Directors with the discretion to implement the reverse stock split if necessary to maintain our listing on the Nasdaq Global Market,” continued Mr. Chow.

        The Company chose not to implement the reverse stock split immediately following the special meeting of shareholders, in light of Gerard Guez and Todd Kay’s previously disclosed intent to acquire all of the outstanding publicly held shares of the Company’s common stock for cash in a going private transaction. The proposed going private transaction remains pending and is being reviewed by the Special Committee of the Company’s Board of Directors.

        “In our appeal to the Nasdaq Listing Qualifications Panel, we will request an additional period of time to increase our stock price above $1.00, so that we may determine whether the proposed going private transaction will be completed before having to implement the reverse stock split. If it is determined that the going private transaction will not be completed, or if the Panel requires that we increase our stock price immediately to maintain our listing, then we intend to implement the reverse stock split as soon as possible to avoid delisting,”stated Mr. Chow.

        There is no assurance that the Nasdaq Listing Qualifications Panel will accept the Company’s appeal. Further, there can be no assurance that if the reverse stock split is implemented the price per share of the Company’s common stock after the reverse stock split will increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or will increase at all, or that the market price of the common stock immediately after the reverse stock split will be maintained for any period of time.

Forward-Looking Statements

This release contains “forward-looking statements” that include information relating to future events. Examples of forward looking statements included in this release include statements regarding the results of the appeal of the delisting determination to the Nasdaq Listing Qualifications Panel. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to the Panel’s acceptance of the Company’s plan to regain compliance with the minimum bid price requirement, which is outside of the Company’s control. For a more detailed description of the risk factors and uncertainties affecting Tarrant Apparel Group, please refer to the Company’s recent Securities and Exchange filings, which are available at www.sec.gov. Tarrant Apparel Group undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.